EXHIBIT 99.2

Item 7.  Management's Discussion and Analysis of Financial Condition and Results of Operations

     The following discussion should be read in conjunction with the consolidated financial statements and accompanying notes, which appear elsewhere in this Current Report. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2005. See Item 1A - "Risk factors" in our Annual Report.

Overview

     We are a nationwide provider of long-term, subacute and related specialty healthcare services primarily to the senior population in the United States. We operate through various direct and indirect subsidiaries that engaged in the following four principal business segments during 2005:

-	inpatient services, primarily skilled nursing facilities;

-	rehabilitation therapy services;

-	medical staffing services;

-	laboratory and radiology services.

     In February 2002, we emerged from Chapter 11 bankruptcy proceedings pursuant to the terms of our Plan of Reorganization. During the bankruptcy proceedings, we divested our international operations and over 100 inpatient facilities. After the bankruptcy proceedings were concluded, our new management team determined that further significant restructuring of our business was necessary in order to preserve and enhance shareholder value. Our restructuring was substantially completed in December 2004 and involved: (i) the renegotiation of the terms of our leases for skilled nursing facilities resulting in an approximate 300 basis point reduction in lease expense as a percentage of net revenues; (ii) the divestiture of 137 poor performing inpatient facilities; (iii) the sale of non-core assets, including our pharmacy business, and (iv) the reduction of corporate overhead expense.

     Commencing in 2005, we implemented a business strategy to leverage our existing platform, and in August 2005 we acquired ProCare, a leading provider of specialized nurse staffing with approximately 800 nurses on its roster. In December 2005, we acquired Peak, an Albuquerque, New Mexico-based operator of 56 skilled nursing facilities and independent and assisted living residences and a small hospice operation. These facilities are located in New Mexico, Oklahoma, Colorado, Montana, Idaho, Utah and Wyoming. We believe these acquisitions will provide us with critical mass in new geographic markets, potential synergies from reduction in overhead, improved purchasing discounts and revenue and margin growth opportunities.

     We have updated our historical financial statements to reflect the divesture of one skilled nursing facility, the sale of our Colorado and Arizona mobile radiology services operations during the year ended December 31, 2005 and the reclassification of our home health services operations as of September 30, 2006. U.S. generally accepted accounting principles require that these operations be reclassified as discontinued operations on a retroactive basis. The financial information in this Annual Report reflects that reclassification for all periods since February 28, 2002.

Revenues from Medicare, Medicaid and Other Sources

Revenue Sources

     We receive revenues from Medicare, Medicaid, private insurance, self-pay residents, other third party payors and long-term care facilities that utilize our specialty medical services. The sources and amounts of our inpatient services revenues are determined by a number of factors, including the number of licensed beds and occupancy rates of our facilities, the acuity level of patients and the rates of reimbursement among payors. Federal and state governments continue to focus on methods to curb spending on health care programs such as Medicare and Medicaid. This focus has not been limited to skilled nursing facilities, but includes other services provided by us, such as therapy services. We cannot at this time predict the extent to which these proposals will be adopted or, if adopted and implemented, what effect, if any, such proposals will have on us. Efforts to impose reduced coverage, greater discounts and more stringent cost controls by government and other payors are expected to continue.

     The following table sets forth the total nonaffiliated revenues and percentage of revenues by payor source for our continuing operations, on a consolidated and on an inpatient operations only basis, for the periods indicated (includes Peak for December 2005 only):

	For the Year Ended
	December 31, 2005		December 31, 2004		December 31, 2003
	(dollars in thousands)
Consolidated:
Sources of Revenues
Medicaid	$304,279	37.0%	$285,063	37.7%	$268,688	37.2%
Medicare	207,502	25.3	180,994	23.9	163,244	22.6
Private pay and other	309,550	37.7	290,531	38.4	290,973	40.2
Total	$821,331	100.0%	$756,588	100.0%	$722,905	100.0%

	For the Year Ended
	December 31, 2005		December 31, 2004		December 31, 2003
	(dollars in thousands)
Inpatient Only:
Sources of Revenues
Medicaid	$303,403	47.7%	$284,230	48.5%	$267,752	48.9%
Medicare	194,507	30.6	173,982	29.7	156,381	28.6
Private pay and other	137,720	21.7	128,201	21.8	123,088	22.5
Total	$635,630	100.0%	$586,413	100.0%	$547,221	100.0%

Medicare

     Medicare is available to nearly every United States citizen 65 years of age and older. It is a broad program of health insurance designed to help the nation's elderly meet hospital, hospice, home health and other health care costs. Health insurance coverage extends to certain persons under age 65 who qualify as disabled and those having end-stage renal disease. Medicare includes four related health insurance programs: (i) inpatient hospital, skilled long-term care, home healthcare and certain other types of healthcare services ("Part A"); (ii) physicians' services, outpatient services and certain items and services provided by medical suppliers ("Part B"); (iii) a managed care option for beneficiaries who are entitled to Part A and enrolled in Part B ("Medicare Advantage" or "Medicare Part C"); and (iv) a new Medicare Part D ("Part D") benefit that became effective on January 1, 2006 covering prescription drugs. The Medicare program is currently administered by fiscal intermediaries (for Part A and some Part B services) carriers (for Part B) and providers of prescription drug plans and Medicare Advantage plans (for Part D) under the direction of CMS.

     Medicare reimburses our skilled nursing facilities under a prospective payment system ("PPS") for inpatient Medicare Part A covered services. PPS was adopted pursuant to the Balanced Budget Act of 1997 (the "1997 Act"). Under PPS, facilities are paid a predetermined amount per patient, per day, based on the anticipated costs of treating patients. The amount to be paid is determined by classifying each patient into one of 53 resource utilization group ("RUG") categories that are based upon each patient's acuity level.

     The nursing home industry came under financial pressure as a result of the implementation of PPS and other 1997 Act provisions. As a result, in fiscal years 1999 and 2000 Congress implemented four temporary add-on payments to restore some of the Medicare funding to skilled nursing facilities and other healthcare providers that was eliminated by the 1997 Act. Two of the temporary add-on payments expired in 2002 and the remaining two temporary add-on payments expired on January 1, 2006. The uncertainty surrounding the dates on which the add-on payments would expire made financial predictability difficult. The removal of the uncertainty regarding these payments will allow us to more accurately project our revenues.

     The following table sets forth the average amounts of inpatient Medicare Part A revenues per patient, per day, recorded by our skilled nursing ("SNF") and hospital facilities for the periods indicated (includes Peak for December 2005 only):

	For the Year Ended
	December 31,
	2005	2004	2003
SNF	$325.61	$314.77	$301.61
Hospital	$1,063.24	$1,045.03	910.80

     The following changes have been implemented, are scheduled to be implemented, or are proposed to be implemented in the near future and will, if implemented, affect Medicare reimbursement and, as a result, our revenues and earnings.

Skilled nursing facilities

-
CMS issued a 2.8% market basket increase effective with the 2005 Federal fiscal year beginning October 1, 2004, which, when taken into consideration with the Federal wage index adjustments, resulted in a net 3.0% increase. We estimate our Medicare revenues increased approximately $3.1 million ($9.62 per Medicare patient day) for the nine months ended September 30, 2005 as a result of these changes.

-
CMS issued a 3.1% market basket increase effective with the 2006 Federal fiscal year beginning October 1, 2005, which when taken into consideration with a revision to the rates paid to nursing homes depending upon their geographic location that will be phased-in over a two-year period (October 1, 2005 to September 30, 2007), results in a net 2.6% increase. We estimate our Medicare revenues increased approximately $1.1 million ($8.60 per Medicare patient day) for the three months ended December 31, 2005 (including Peak for December 2005 only).

-
Effective January 1, 2006, the remaining two temporary add-on payments expired, the number of RUG categories increased from 44 to 53, and the nursing case-mix weight increased for all 53 RUG categories by 8.5%. The nine new RUG categories provide for higher reimbursement rates, and as a result our Medicare revenues will increase for any residents that qualify for the new RUG categories. Based upon our performance for the month of January 2006, we estimate that the continuation of the October 1, 2005 market basket increase and geographic location changes, the expiration of add-on payments, the expansion of the number of RUG categories and increasing the case mix weights that become effective January 1, 2006 will collectively be favorable when compared to our rates prior to the October 1, 2005 rule changes.

-
CMS had previously proposed a three year phase-in of a reduction to the Medicare reimbursement for all unpaid Medicare Part A patient co-payments and deductibles by 30%, which we estimated would have decreased our revenues $3.1 million ($5.02 per Medicare patient day). However, the Deficit Reduction Act of 2005 ("DRA") modified this phase-in by requiring immediate implementation of the full 30% reduction, but limited its impact to Medicare beneficiaries that are not also eligible for Medicaid. We now estimate that this more limited reduction will decrease our inpatient revenues by approximately $0.2 million ($0.30 per Medicare patient day) for calendar year 2006.

-
Effective January 1, 2006, Medicaid coverage of prescription drugs for Medicare beneficiaries who are also eligible for Medicaid, referred to as "dual eligibles," were shifted to the new Part D program. Part D requires new prescription drug plans and Medicare Advantage Plans that offer prescription drug coverage to provide convenient access to long-term care pharmacies and to offer standard contracts to all long-term care pharmacies within the plans' service areas that meet performance standards specified by CMS. We do not yet know whether payment rates for the prescription drugs provided by these plans will be sufficient to cover the costs of the pharmacy needs of skilled nursing facility residents. Moreover, certain drugs are excluded from coverage under the new Medicare benefits in Part D, including several drugs that are commonly prescribed for nursing home and other long-term care residents. As a result, there is a risk that if these excluded prescription drug costs are not reimbursed under Medicaid or through Medicare, we will need to bear the cost of these drugs.

Rehabilitation therapy

-
For the calendar year beginning January 1, 2005, Medicare Part B rehabilitation therapy services rates were decreased 1.5%. We estimate that our Medicare revenues decreased approximately $0.2 million and $0.7 million for the three months and year ended December 31, 2005, respectively, as a result of these changes.

-
Effective January 1, 2006, the "therapy caps," which limit the amount of Medicare Part B reimbursement we receive for providing rehabilitation therapy, were implemented. However, the DRA allowed CMS to grant exceptions to the therapy caps for services provided during calendar year 2006 if these services meet certain qualifications as medically necessary services, which based on our assessment, will include the majority of our patients. We cannot forecast if the exception process will continue beyond the 2006 calendar year or to the extent to which the exception process will ameliorate the impact of the therapy caps.

-
The RUG case mix indexing that became effective on January 1, 2006 resulted in patients of skilled nursing facilities being reclassified into lower rehabilitation RUG categories.  Our therapy nursing home payment rates are based upon the rehabilitation RUG category into which patients are classified, and a shift to the lower paying rehabilitation RUG categories has resulted in decreased revenues.  We are unable to measure the revenue decrease that is directly due to the change in case mix indexing. We are seeking to renegotiate customer contracts to change the current pricing rates to base them upon services provided, and we will terminate unprofitable contracts that we are unable to revise and reduce overhead associated with those contracts.

Medicaid

     Medicaid is a state-administered program financed by state funds and federal matching funds. The program provides for medical assistance to the indigent and certain other eligible persons. Although administered under broad federal regulations, states are given flexibility to construct programs and payment methods. Each state in which we operate nursing facilities has its own unique Medicaid reimbursement program. State Medicaid programs include systems that will reimburse a nursing facility for reasonable costs it incurs in providing care to its patients, based upon cost from a prior base year, adjusted for inflation and per diems based upon patient acuity.

     The following table sets forth the average amounts of inpatient Medicaid revenues per patient, per day (excluding any impact of state-imposed provider taxes), recorded by our SNF and hospital facilities for the periods indicated (including Peak for December 2005 only):

	For the Year Ended
	December 31,
	2005	2004	2003
SNF	$139.38	$132.87	$123.76
Hospital	$839.07	$820.31	819.51

     Medicaid outlays are a significant component of state budgets, and there have been increased cost containment pressures on Medicaid outlays for nursing homes. It is not certain whether reductions in Medicaid rates would be imposed in the future for any states in which we operate.

    Fourteen of the states in which we operate impose a provider tax against nursing homes as a method of increasing federal matching funds paid to those states for Medicaid: Alabama, California, Georgia, Massachusetts, Montana, New Hampshire, New Mexico, North Carolina, Ohio, Oklahoma, Tennessee, Utah, Washington and West Virginia. In California, we estimate its program increased our net Medicaid revenues by $1.3 million (4.5%) for August 1, 2004 through July 31, 2005 and will increase our revenues by an additional $2.0 million (6.5%) for August 1, 2005 through July 31, 2006 above July 2004 revenues, for the facilities we currently operate. As a result of the implementation of the provider tax program in California, we are contractually obligated to utilize some of our increased revenues to increase the wages and benefits of certain classes of employees in five of our California facilities, in an amount to be negotiated. Those states that have imposed the provider tax have used the matching funds to fund Medicaid reimbursement rates paid to nursing homes, although the amount of funding varies by state. Under current rules, the provider tax cannot exceed 6.0% of revenues.

Private payors

     We currently receive approximately 37.7% of our revenues from private insurance, long-term care facilities that utilize our specialty medical services, self-pay facility residents, and other third party payors. These private third party payors are continuing their efforts to control healthcare costs through direct contracts with healthcare providers, increased utilization review and greater enrollment in managed care programs and preferred provider organizations. These private payors increasingly are demanding discounted fee structures and the assumption by healthcare providers of all or a portion of the financial risk.

Other reimbursement matters

     Net revenues realizable under third-party payor agreements are subject to change due to examination and retroactive adjustment by payors during the settlement process. Under cost-based reimbursement plans, payors may disallow, in whole or in part, requests for reimbursement based on determinations that certain costs are not reimbursable or reasonable or because additional supporting documentation is necessary. We recognize revenues from third-party payors and accrue estimated settlement amounts in the period in which the related services are provided. We estimate these settlement balances by making determinations based on our prior settlement experience and our understanding of the applicable reimbursement rules and regulations.

Results of Operations

     The following table sets forth the amount and percentage of certain elements of total net revenues from continuing operations for the following years ended December 31 ($ in thousands):

	2005		2004		2003
Inpatient Services	$635,630	77.4%	$585,813	77.4%	$546,621	75.6%
Rehabilitation Therapy Services	137,289	16.7%	133,200	17.6%	144,358	20.0%
Medical Staffing Services	71,147	8.7%	56,816	7.5%	61,824	8.6%
Laboratory and Radiology Services	14,348	1.7%	15,709	2.1%	16,023	2.2%
Corporate	661	0.1%	(35)	0.0%	25	0.0%
Intersegment eliminations	(37,744)	(4.6)%	(34,915)	(4.6)%	(45,946)	(6.4)%
Total net revenues	$821,331	100.0%	$756,588	100.0%	$722,905	100.0%

     Inpatient services revenues for long-term care, subacute care and assisted living services include revenues billed to patients for therapy, medical staffing, and laboratory and radiology provided by our affiliated operations. The following table sets forth a summary of the intersegment revenues for the years ended December 31 (in thousands):

	2005	2004	2003
Inpatient Services	$-	$(600)	$(600)
Rehabilitation Therapy Services	36,951	33,310	38,589
Medical Staffing Services	613	2,103	7,216
Laboratory and Radiology Services	180	184	789
Corporate	-	(82)	(48)
Total affiliated revenue	$37,744	$34,915	$45,946

     The following table sets forth the amount of net segment income (loss) for the following years ended December 31 (in thousands):
	2005	2004	2003
Inpatient Services	$41,437	$44,453	$20,393
Rehabilitation Therapy Services	7,291	10,319	14,611
Medical Staffing Services	4,907	3,205	1,285
Laboratory and Radiology Services	(867)	400	1,470
Net segment income before Corporate	52,768	58,377	37,759
Corporate	(52,341)	(48,484)	(57,742)
Net segment income (loss)	$427	$9,893	$(19,983)

     The following discussion of the "Year Ended December 31, 2005 compared to the Year Ended December 31, 2004" and the "Year Ended December 31, 2004 compared to the Year Ended December 31, 2003" is based on the financial information presented in "Note 17 - Segment Information" in our consolidated financial statements.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

     Net revenues increased $64.7 million, or 8.6%, to $821.3 million, of which Peak accounted for $21.1 million, for 2005 from $756.6 million for 2004. Excluding net revenues attributable to Peak, which was acquired in December 2005, net revenues increased $43.6 million, or 5.8%, for 2005 as compared to 2004.

     We reported net income for the year ended December 31, 2005 of $24.8 million, of which Peak accounted for a loss of $1.2 million, compared to a net loss of $18.6 million for the year ended December 31, 2004. Excluding the net loss attributable to Peak, net income for the year ended December 31, 2005 was $26.0 million. The $1.2 million loss associated with Peak was comprised of $1.1 million of transaction costs related to conforming the methodologies for inventory and accounts receivable, $0.5 million of costs related to an accounts receivable contractual reserve recorded at the hospice operations and $0.5 million of costs for overhead, offset by net income of $1.0 million related to the operations of the inpatient facilities.

     The net income of $24.8 million for the year ended December 31, 2005 included:

-	$24.4 million of income on discontinued operations and the disposal of discontinued operations comprised primarily of:
-
$15.4 million of income associated with the divestiture of skilled nursing facilities in our Inpatient Services segment, comprised primarily of $14.6 million of prior year self-insurance reserve recoveries related to those facilities, which included $15.5 million for general and professional reserves offset by an increase of $0.9 million in workers' compensation reserves, and $0.8 million of gain on disposal from the sale of one skilled nursing facility;

	-	a $7.7 million gain from the partial receipt of a holdback associated with the 2003 sale of our pharmaceutical operations; and
	-	$2.5 million of income associated with the reclassification of our Home Health operations to held for sale as of September 30, 2006;

offset by

	-	$0.9 million of losses related to our mobile radiology operations that were sold in November 2005;

-	a $6.8 million, net, reduction in general and professional liability and workers' compensation insurance reserves for prior years due to improvement in claim trends; and

-	a net $0.8 million income tax benefit as a result of federal income tax refunds;

offset by

-	$3.2 million in additional interest charges associated primarily with borrowings on our line of credit included in interest, net;

-	$1.1 million of transaction costs related to the Peak acquisition as a result of conforming Peak's methodologies for inventory and accounts receivable management to ours;

-	a $0.4 million loss on extinguishment of debt associated with debt refinancing; and

-	a $0.4 million loss on sale of assets, net, related primarily to write-downs for land and buildings.

     The net loss of $18.6 million for the year ended December 31, 2004 included:

-	a $25.0 million loss on discontinued operations and the disposal of discontinued operations comprised primarily of:
-
$17.6 million of losses associated with the California clinical laboratory and radiology operations that were sold in November 2004 that included a revenue adjustment of $3.3 million related to a prior year and a provision for loss adjustment of $3.4 million;

	-	$5.3 million of losses associated with the divestiture of six skilled nursing facilities during 2004 and one in 2005 in our Inpatient Services division;
	-	$4.3 million of residual costs associated with the sale of our pharmacy operations during 2003; and
	-	$1.0 million of losses associated with the reclassification of our mobile radiology operations to assets held for sale as of September 30, 2005;

offset by

	-	$3.5 million of income associated with the reclassification of our Home Health operations to held for sale as of September 30, 2006;

-	$8.8 million of interest expense, net;

-	$2.0 million of restructuring costs associated with professional fees and one-time terminations;

-	a $1.5 million loss on sale of assets associated with the write-down of land and a building held for sale; and

-	a $1.0 million loss on asset impairment;

offset by

-	a $16.5 million, net reduction in general and professional liability and workers' compensation insurance reserves due to improvement in claim trends, primarily for prior year policies;

-	a $3.4 million gain on extinguishment of debt, net, due to mortgage restructurings; and

-	a net $1.2 million income tax benefit, as a result of federal income tax refunds.

Segment information

Inpatient Services.  Total revenues from inpatient services increased $49.8 million, or 8.5%, to $635.6 million for the year ended December 31, 2005 from $585.8 million for the year ended December 31, 2004. The addition of Peak for the month of December 2005 contributed $20.5 million of the increase in net revenues. The remaining increase in net revenues was primarily comprised of:

-	an increase of $9.3 million in Medicare revenues due to an improvement in Medicare patient mix of 80 basis points to 13.8% from 13.0% of total occupancy;

-	an increase of $4.5 million in Medicare revenues driven by 2.7% higher Medicare rates; and

-	an increase of $14.6 million in Medicaid revenues due primarily to improved rates, including $5.5 million resulting from a California Medicaid rate increase.

     Operating salaries and benefits expenses, excluding workers' compensation insurance costs, increased $24.5 million, or 8.3%, to $320.8 million for the year ended December 31, 2005 from $296.3 million for the year ended December 31, 2004. $10.1 million of the increase was due to the addition of Peak for the one month of December 2005. The remaining increase in salaries and benefits was primarily due to:

-	increases in wages and related benefits of $7.4 million to remain competitive in local markets;

-	an increase of $3.4 million driven by higher labor hours primarily caused by the increase in Medicare revenues;

-	an increase of $1.9 million in salaries and benefits at two hospitals in California to meet or exceed new staffing requirements; and

-	a $1.7 million increase in health insurance costs.

     Self-insurance for workers' compensation and general and professional liability insurance increased $4.0 million, or 19.1%, to $24.9 million for the year ended December 31, 2005 as compared to $20.9 million for the year ended December 31, 2004. The addition of Peak in December 2005 contributed $0.9 million of the increase. The remaining increase was primarily due to:

-	a $4.8 million increase in 2005 over the prior year as a result of a significant reduction of liabilities due to an improvement in settlement trends for prior periods that was recorded in 2004 ;

offset by

-	a $1.7 million decrease related to workers' compensation costs primarily related to the reduction in the number of claims related to prior years.

     Other operating costs increased $17.7 million, or 11.0%, to $179.2 million for the year ended December 31, 2005, from $161.5 million for the year ended December 31, 2004. Excluding the impact of Peak, which contributed $6.7 million of the increase, the remaining increase was primarily due to:

-	a $6.9 million increase in therapy, pharmacy and medical supplies expense attributable to the increase in Medicare patient mix;

-	a gain of $3.4 million for extinguishment of debt recorded in 2004;

-	a $2.4 million increase in provider taxes; and

-	a $0.9 million increase in utility expense.

offset by

-	a $2.9 million decrease in administrative costs, primarily due to lower legal costs.

     General and administrative expenses increased $1.6 million, or 13.4%, to $13.5 million for the year ended December 31, 2005 from $11.9 million for the year ended December 31, 2004. The $1.6 million increase was primarily due to salaries and benefits expense for regional administrative and office personnel.

     Facility rent expense of $37.5 million for the year ended December 31, 2005 increased $1.9 million, or 5.3%, compared to the year ended December 31, 2004, primarily due to the addition of the Peak facilities which had $1.4 million in rent for the month of December, 2005. The remaining increase was due to normally scheduled rent increases.

     The provision for losses on accounts receivable increased $1.1 million, or 42.3%, to $3.7 million for the year ended December 31, 2005, from $2.6 million for year ended December 31, 2004, primarily due to the addition for the month of December 2005 of the Peak facilities which contributed $0.8 million of the increase. The remaining increase was due to the increase in revenues and timing of collections.

     Depreciation and amortization decreased $0.3 million, or 4.1%, to $7.0 million for the year ended December 31, 2005, from $7.3 million for the year ended December 31, 2004. The decrease was primarily attributable to the conversion of one facility from a capital lease to an operating lease in 2004, partly offset by additional capital expenditures incurred for facility improvements in 2005 and the addition of the Peak facilities for the month of December 2005.

     Net interest expense for the year ended December 31, 2005 was $7.5 million as compared to $5.3 million for the year ended December 31, 2004. The increase of $2.2 million, or 41.5%, was due to the assumption of Peak indebtedness and consolidation of the indebtedness of the Clipper entities (collectively known as "Clipper") by reason of their status as variable interest entities, which consolidation commenced in the third quarter of 2004. (See "Note 10 - Variable Interest Entities.") Clipper consists of three partnerships, five limited liability companies and one sole proprietorship, each of which own one facility that we operate in New Hampshire.

Rehabilitation Therapy Services.  Total revenues from Rehabilitation Therapy Services increased $4.1 million, or 3.1%, to $137.3 million for the year ended December 31, 2005, from $133.2 million for the year ended December 31, 2004. Of the $4.1 million increase in total revenues, affiliated revenues increased $3.6 million, or 10.9%, and non-affiliated revenues increased $0.4 million, or 0.4%. The increase in 2005 of $0.4 million in non-affiliated revenues was due primarily to the loss of two large chain customers during the second and third quarters of 2004 and the replacement during 2005 of that revenue stream through the growth of rehabilitation agency activity.

     Operating salaries and benefits expenses, excluding workers' compensation insurance costs, increased $6.4 million, or 7.0%, to $98.1 million for the year ended December 31, 2005 from $91.7 million for the year ended December 31, 2004. The increase was due primarily to an average increase of 7.2% in therapy wages in order to recruit and maintain therapists offset by a $0.9 million reclassification to general and administrative expense of salaries, benefits, and other related expenses for overhead staff that were recorded to operating salaries and benefits in 2004.

     Self-insurance for workers' compensation and general and professional liability expenses increased $1.1 million, or 157.1%, to $1.8 million for the year ended December 31, 2005, from $0.7 million for the year ended December 31, 2004. The increase was due to an increase in workers' compensation claims expense.

     Other operating costs, including contract labor expenses, increased $0.8 million, or 3.7%, to $22.6 million for the year ended December 31, 2005 from $21.8 million for the year ended December 31, 2004. The increase was primarily due to increases in contract therapy expense, legal expense as a result of a reversal of a 2004 accrual for legal fees, and support fees for management information systems.

     General and administrative expenses increased $1.0 million, or 15.6%, to $7.4 million for the year ended December 31, 2005 from $6.4 million for the year ended December 31, 2004. The increase was primarily due to a $0.9 million reclassification of overhead salaries, benefits, and other related expenses that were recorded to operating salaries and benefits in 2004 and increases in wages.

     The provision for losses on accounts receivable decreased $2.0 million, or 133.3%, to a credit of $0.5 million for the year ended December 31, 2005 from $1.5 million for the year ended December 31, 2004. The decrease in expense was primarily due to improvements in collections in 2005 of older receivables.

Medical Staffing Services.  Total revenues from Medical Staffing Services increased $14.3 million, or 25.2%, to $71.1 million for the year ended December 31, 2005 from $56.8 million for the year ended December 31, 2004. The increase in revenues was primarily the result of:

-	$6.1 million resulting from the acquisition of ProCare in August 2005 and two small acquisitions earlier in the year;

-	$4.6 million attributable to an increase of 196,000 billable hours; and

-	$3.7 million due to an average 5.6% bill rate per hour increase.

     Operating salaries and benefits expenses, excluding workers' compensation insurance costs, increased $12.9 million, or 29.4%, to $56.8 million for the year ended December 31, 2005 from $43.9 million for the year ended December 31, 2004. Of the $12.9 million increase, $8.1 million was directly attributable to the increase in billable hours and $4.8 million from the acquisitions mentioned above.

     Other operating costs increased $0.1 million, or 2.3%, to $4.4 million for the year ended December 31, 2005 from $4.3 million for the year ended December 31, 2004. The increase was primarily attributable to a $0.5 million increase in contract labor usage by affiliated inpatient services facilities offset by a $0.4 million decrease in various administrative expenses related to travel and meal stipends.

    General and administrative expenses, which include regional costs related to the supervision of operations and all other non-direct costs, decreased $0.4 million, or 12.9%, to $2.7 million for the year ended December 31, 2005 from $3.1 million for the year ended December 31, 2004. The decrease resulted primarily from corporate restructure of overhead and resulting lower administrative expenses.

     The provision for losses on accounts receivable decreased $0.1 million, or 33.3%, to $0.2 million for the year ended December 31, 2005 from $0.3 million for the prior year due to improved management of receivables and the recoveries of older, fully-reserved receivables.

Laboratory and Radiology Services.  Total revenues from Laboratory and Radiology Services for the year ended December 31, 2005 decreased by $1.4 million, or 8.9%, to $14.3 million from $15.7 million for the year ended December 31, 2004, due primarily to a decrease in the number of nonaffiliated contracts and lower volume per contract.

    Self-insurance for workers' compensation and general and professional liability expenses decreased by $0.1 million, or 16.7%, to $0.5 million for the year ended December 31, 2005 from $0.6 million for the year ended December 31, 2004. The decrease was due to an improvement in workers' compensation claims experience.

     Other operating costs decreased $0.1 million, or 2.2%, to $4.5 million for the year ended December 31, 2005 from $4.6 million for the year ended December 31, 2004.  The decrease was primarily the result of lower property costs.

Corporate.  General and administrative costs not directly attributed to operating segments increased $3.1 million, or 7.0%, to $47.2 million for the year ended December 31, 2005 from $44.1 million for the year ended December 31, 2004. The increase was primarily due to:

-	$1.3 million of accounts payable vendor settlement refunds related to the 2004 restructuring efforts that did not reoccur in 2005;

-
$0.9 million of bank service charges of which $0.4 million of the increase related to a recovery of fees in 2004 as a result of the refinance of our credit facility in 2004 that did not reoccur in 2005;

-	$0.7 million of travel and meeting expenses;

-	$0.5 million of professional and consultant fees recorded in 2005 related to various improvement initiatives; and

-	$0.5 million of gain on an asset held for sale in 2004 that did not reoccur in 2005,

offset by

-	a $0.6 million decrease in staff salaries and benefits.

Interest expense

     Net interest expense not directly attributed to operating segments increased $1.0 million, or 28.6%, to $4.5 million for the year ended December 31, 2005 from $3.5 million for the year ended December 31, 2004. The increase was primarily due to an increase in borrowings on our credit facility during 2005.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

     Net revenues increased $33.7 million to $756.6 million for 2004 from $722.9 million for 2003. We reported a net loss for the year ended December 31, 2004 of $18.6 million compared to net income of $0.4 million for the year ended December 31, 2003.

     The net loss of $18.6 million for the year ended December 31, 2004 included:

-	a $25.0 million loss on discontinued operations and the disposal of discontinued operations comprised primarily of:
-
$17.6 million of losses associated with the California clinical laboratory and radiology operations that were sold in November 2004 that included a revenue adjustment of $3.3 million related to a prior year and a provision for loss adjustment of $3.4 million;

	-	$5.3 million of losses associated with the divestiture of six skilled nursing facilities during 2004 and one in 2005 in our Inpatient Services division;
	-	$4.3 million of residual costs associated with the sale of our pharmacy operations during 2003; and
	-	$1.0 million of losses associated with the sale of our mobile radiology operations;

offset by

	-	$3.5 million of income associated with the reclassification of our Home Health operations to held for sale as of September 30, 2006;

-	$8.8 million of interest expense, net;

-	$2.0 million of restructuring costs associated with professional fees and one-time terminations;

-	a $1.5 million loss on sale of assets associated with the write-down of land and a building held for sale; and

-	a $1.0 million loss on asset impairment;

offset by

-	a $16.5 million, net reduction in general and professional liability and workers' compensation insurance reserves due to improvement in claim trends, primarily for prior year policies;

-	a $3.4 million gain on extinguishment of debt, net, due to mortgage restructurings; and

-	a net $1.2 million income tax benefit, as a result of federal income tax refunds.

     The net income of $0.4 million for the year ended December 31, 2003 included:

a $34.3 million gain on discontinued operations which was comprised primarily of:
-	$49.5 million related to the sale of our pharmaceutical operations;
	-	$4.2 million of income related to the sale of our software development company that was sold in November 2003; and
	-	$3.8 million of income associated with the reclassification of our Home Health operations to held for sale as of September 30, 2006;

offset by

	-	losses of $21.9 million related to the divestiture of 127 Inpatient Services facilities in 2003, six in 2004 and one in 2005; and
	-	$1.2 million in losses associated with the sale of our mobile radiology operations;

-	a $4.2 million gain on sale of land and buildings included in our Other Operations segment;

offset by

-	$16.9 million of interest expense;

-	$14.7 million of restructuring charges; and

-	$2.8 million of asset impairment charges.

Segment information

Inpatient Services. Net revenues increased $39.2 million, or 7.2%, to $585.8 million for year ended December 31, 2004 from $546.6 million for the year ended December 31, 2003. The increase in net revenues for the Inpatient Services segment was primarily the result of:

-
an increase of $17.4 million in Medicare revenues, $9.8 million of which was due to an improvement in overall facility occupancy to 90.8% from 90.1%, an improvement in Medicare mix to 13.0% from 12.2% of total occupancy, and $7.6 million due to higher per diem Medicare rates that started in October 2003;

-
an increase of $16.5 million in Medicaid revenues, $19.0 million of which was caused by higher per diem Medicaid rates driven mainly by provider taxes, offset, in part, by a decrease of $3.5 million from lower Medicaid occupancy; and

-	an increase of $3.9 million in private and commercial insurance revenues due to rate increases.

     Operating salaries and benefits expenses increased $12.9 million, or 4.6%, to $296.3 million for the year ended December 31, 2004 from $283.4 million for the year ended December 31, 2003. The increase was primarily due to wage increases and an increase in labor hours associated with an increase in Medicare census, offset partly with a $3.7 million decrease in health insurance costs due to improved claims experience.

     Self-insurance for workers' compensation and general and professional liability insurance decreased $5.6 million, or 21.1%, to $20.9 million for the year ended December 31, 2004 as compared to $26.5 million for the year ended December 31, 2003. This decrease was comprised primarily of:

-	a $9.1 million decrease related to patient care liability costs, net of a reduction of $14.0 million related to improvement in claims and settlement trends for prior periods;

offset by

-
a $3.5 million increase related to workers' compensation insurance costs, net of a reduction of $3.2 million related to deterioration of claims trends for prior periods reflected in the twice yearly actuarial study.

     Other operating costs increased $8.3 million, or 5.4%, to $161.5 million for the year ended December 31, 2004 from $153.2 million for the year ended December 31, 2003. The increase was primarily due to:

-	a $5.6 million increase in provider taxes for the 2004 year as compared to the same period in 2003 due, in part, to the implementation of provider taxes in North Carolina;

-	an increase in ancillary therapy costs of $2.5 million driven primarily by the increase in Medicare customer base; and

-	a net increase of $0.4 million due to increases in the cost of supplies and other purchased services related to patient care.

     Facility rent expense increased $0.5 million to $35.6 million for the year ended December 31, 2004 from $35.1 million for the year ended December 31, 2003 due to contractually scheduled rent increases on existing leases, offset by the favorable effect of the consolidation of the Clipper partnerships (see "Note 10-Variable Interest Entities").

     General and administrative expenses decreased $1.5 million, or 11.2%, to $11.9 million for the year ended December 31, 2004 from $13.4 million for the year ended December 31, 2003. The $1.5 million decrease was primarily due to salaries and benefits expense for regional administrative and office personnel, utilities and supplies that were eliminated as part of the restructuring.

     Depreciation and amortization increased $2.1 million, or 40.4%, to $7.3 million for the 2004 year from $5.2 million for the 2003 year. The increase was primarily attributable to capital expenditures incurred for facility improvements and the additional depreciation and amortization expense associated with the consolidation of Clipper partnerships. (See "Note 10-Variable Interest Entities.")

     The provision for losses on accounts receivable decreased $3.8 million, or 59.4%, to $2.6 million for the year ended December 31, 2004 from $6.4 million for the year ended December 31, 2003 due to improved monitoring of current receivables and the collection of older receivables.

     Net interest expense for the year ended December 31, 2004 was $5.3 million as compared to $3.1 million for the year ended December 31, 2003. The $2.2 million, or 71.0%, increase was primarily due to the scheduled increase in expense related to debt amortization and the additional interest expense related to the consolidation of Clipper partnerships. (See "Note 10-Variable Interest Entities.")

Rehabilitation Therapy Services. Net revenues for the Rehabilitation Therapy Services segment decreased $11.2 million, or 7.7%, to $133.2 million for the year ended December 31, 2004 from $144.3 million for the year ended December 31, 2003. The decrease was primarily due to the decrease in non-affiliated sales as a result of the lingering disruption of the sales cycle in 2004 due to the January 2004 termination of the contemplated sale of substantially all of the segment announced in late 2003.

     Operating salaries and benefits expenses decreased $7.2 million, or 7.3%, to $91.7 million for the year ended December 31, 2004 from $98.9 million for the same period in 2003. The decrease was primarily driven by the reduction of employees and reorganization of the operating structure as a result of the impact of lower revenues and a reclassification to general and administrative expenses.

     Self-insurance expenses for workers' compensation and professional liability insurances decreased $1.1 million, or 61.1%, to $0.7 million for the year ended December 31, 2004 from $1.8 million for the year ended December 31, 2003. The decrease was primarily due to costs related to improved claims experiences during the year.

     General and administrative expenses increased $2.8 million, or 77.8%, to $6.4 million for the year ended December 31, 2004 from $3.6 million for the year ended December 31, 2003. The increase was primarily due to reclassification of expenses included in operating expenses.

     Depreciation and amortization decreased $0.9 million, or 81.8%, to $0.2 million for the year ended December 31, 2004 from $1.1 million for the year ended December 31, 2003. The decrease was primarily due to the reduction in property carrying values due to closures of administrative office locations in conjunction with the Inpatient Services divestitures during 2003 and the restructuring of operations in 2004.

     The provision for losses on accounts receivable decreased $0.3 million, or 16.7%, to $1.5 million for the year ended December 31, 2004 from $1.8 million for the year ended December 31, 2003. The decrease in expense was primarily due to improved collection and customer credit methods.

Medical Staffing Services. Net revenues from the Medical Staffing Services segment decreased $5.0 million, or 8.1%, to $56.8 million for the year ended December 31, 2004 from $61.8 million for the year ended December 31, 2003. The decrease was primarily the result of decreased agency staff usage within our affiliated skilled nursing facilities and hospitals.

     Operating salaries and benefits expenses were $43.9 million for the year ended December 31, 2004 as compared to $45.6 million for the year ended December 31, 2003, a decrease of $1.7 million, or 3.7%. The decrease was directly attributable to the decrease in revenue.

     Other operating expenses, which include contract staffing utilized to staff personnel shortages, decreased $5.8 million, or 57.4%, to $4.3 million for the 2004 year from $10.1 million for the 2003 year. The decrease was primarily attributable to a decrease of $5.2 million in contract labor expense due to decreased usage by the affiliated inpatient facilities and a $0.6 million decrease in regional administrative expenses.

     General and administrative expenses increased $0.9 million, or 40.9%, to $3.1 million for the year ended December 31, 2004 from $2.2 million for the year ended December 31, 2003. The increase was primarily due to recruiting and retention costs associated with initiatives to attract new business and retain staff.

Laboratory and Radiology Services. Net revenues from the Laboratory and Radiology Services segment decreased $0.3 million, or 1.9%, to $15.7 million for the year ended December 31, 2004 from $16.0 million for the year ended December 31, 2003, due primarily to a decrease in contracts in our northeast laboratory operations.

     Operating salaries and benefits expenses decreased $0.1 million, or 1.1%, to $8.9 million for the 2004 year from $8.8 million for the 2003 year. The decrease was primarily the result of a reduction in employees driven by the decrease in revenues.

     Other operating costs increased $0.3 million, or 7.0%, to $4.6 million for the year ended December 31, 2004 from $4.3 million for the year ended December 31, 2003. This increase was due primarily to an increase in purchased and administrative services.

     General and administrative expenses were $0.3 million for the year ended December 31, 2004. These costs were included in operating costs for the same period in 2003.

     The provision for losses on accounts receivable decreased $0.2 million, or 40.0%, to $0.3 million for the year ended December 31, 2004 from $0.5 million for the year ended December 31, 2003. The decrease was primarily the result of improved collections.

Corporate.  General and administrative costs not directly attributed to operating segments increased $0.7 million, or 1.6%, to $44.1 million for the year ended December 31, 2004 from $43.4 million for the year ended December 31, 2003. The increase was primarily due to:

-	$2.0 million of accounts payable vendor settlement payments related to the 2003 restructuring efforts that did not reoccur in 2004;

offset by

-	$1.1 million of excess bank service charges due to a recovery in September 2004 associated with the refinancing of our credit line in September 2003.

Interest expense

     Net interest expense not directly attributed to operating segments decreased $10.4 million, or 74.8%, to $3.5 million for the year ended December 31, 2004 from $13.9 million for the year ended December 31, 2003. The decrease was primarily due to the private placement in March 2004 of our common stock and warrants and the payoff of substantially all of the outstanding revolving loan balance for which interest was not incurred.

Liquidity and Capital Resources

     For the year ended and as of December 31, 2005, our net income was $24.8 million and our working capital deficit was $66.8 million, of which $34.4 million relates to the debt on the Clipper partnerships, which is not our direct obligation and is expected to be refinanced in December 2006, and $11.2 million relates to a capital lease that we intend to convert to an operating lease and for which no principal payment will be required. As of December 31, 2005, we had cash and cash equivalents of $16.6 million, $10.1 million in borrowings and $14.4 million in letters of credit outstanding under our Amended and Restated Loan and Security Agreement dated December 2, 2005 ("the Revolving Loan Agreement") and $61.1 million of funds available for borrowing under our Revolving Loan Agreement, which expires January 31, 2009. We believe that our operating cash flows, existing cash reserves, and availability for borrowing under our Revolving Loan Agreement will provide sufficient funds for our operations, capital expenditures and regularly scheduled debt service payments at least through the next year.

Cash flows

     For the year ended December 31, 2005, our net cash used for operating activities was $8.3 million, which was primarily the result of $36.8 million in funding for workers' compensation and general and professional liability insurances. The $38.4 million net proceeds from the issuance of our common stock, the $10.1 million in borrowings under our Revolving Loan Agreement and the cash proceeds of $10.7 million from the sale of assets were primarily used to fund $17.4 million in capital expenditures, $8.5 million in net debt service for the year, and $17.8 million in acquisition costs for the inpatient and medical staffing segments. The $8.5 million in debt service was the net of $19.5 million in long-term debt repayments and the $11.0 million borrowing, as a result of the refinance of three facility mortgages.

     On December 2, 2005, we amended and restated our Revolving Loan Agreement, which resulted in an immediate increase in our liquidity of $19.0 million. The Revolving Loan Agreement was subsequently used to, among other things, pay off $8.5 million outstanding under Peak's credit facility upon our acquisition of Peak on December 9, 2005.

     In December 2005, we sold 6.9 million shares of our common stock at $6.00 per share in a public offering for net proceeds of $38.4 million. We used the net proceeds to repay amounts outstanding under our Revolving Loan Agreement.

     For the year ended December 31, 2004, our net cash used for operating activities was $26.2 million, which was primarily the result of $37.4 million in funding for workers' compensation and general and professional liability insurances. On February 20, 2004, we completed a private placement of our common stock and warrants to purchase common stock to investors. We received net proceeds of $52.3 million in the private placement. We sold 4.4 million shares of our common stock, and warrants to purchase 2.0 million shares of our common stock (inclusive of warrants paid to the placement agent). The price paid by investors was $12.70 per unit, except for 155,400 units sold at $12.87 per unit. Each unit consisted of one share of common stock and a warrant to purchase 0.4 shares of common stock with a warrant exercise period of five years at an average exercise price of $13.05 per share. The $52.3 million net proceeds from the equity offering were used to fund self-insurance liabilities, pay down the $13.1 million balance under our Revolving Loan Agreement, fund $12.9 million in capital expenditures, and pay $6.7 million in debt service for the year.

     On March 1, 2004, we entered into an Amended and Restated Master Lease Agreement with Omega Healthcare Investors, Inc. and various of its affiliates ("Omega"). Prior to our portfolio restructuring, we leased 51 facilities from Omega. Pursuant to the new master lease, we continue to operate 30 facilities (including 23 long-term care facilities, one rehabilitation and one long-term care hospital, and five behavioral facilities). The new master lease also settled a combination of (i) accrued past due rent and (ii) future rent obligations that would otherwise have become due under the previously existing master leases as of March 1, 2004 by combining those amounts into "deferred base rent." This deferred base rent accrued interest (compounded annually) at a floating rate of 375 basis points over the applicable LIBOR rate (subject to a floor rate of 6.0%). However, in April 2004, Omega exercised its right to convert the deferred base rent and accrued interest into 760,000 shares of our common stock and $0.5 million in cash, resulting in a $4.4 million charge recorded in loss on disposal of discontinued operations, net, for the year ended December 31, 2004.

Revolving Loan Agreement

     On December 2, 2005, we entered into an Amended and Restated Revolving Loan and Security Agreement with CapitalSource Finance LLC, as collateral agent, and certain lenders, which amended and restated an existing revolving credit facility. The Revolving Loan Agreement, among other things, provides for up to $100 million of borrowing availability and terminates on January 31, 2009. The interest rate on borrowings equals 2.75% (which percentage is subject to adjustment after June 2, 2006 based on our fixed charge coverage ratio) plus the greater of (i) 4.31% or (ii) (a) a floating rate equal to the London Interbank Offered Rate for one month adjusted daily or (b), at our option, a rate that is fixed for a period of 30, 60 or 90 days equal to the London Interbank Offered Rate two days prior to the commencement of such period. The Revolving Loan Agreement continues to be secured by almost all of our assets (and the assets of our subsidiaries), including accounts receivable, inventory, stock of our subsidiaries and equipment, but excluding real estate.

     Availability of amounts under the Revolving Loan Agreement is subject to compliance with financial covenants, including a fixed charge coverage covenant, which requires that the ratio of Operating Cash Flow (as defined in the Revolving Loan Agreement) to Fixed Charges (as defined in the Revolving Loan Agreement) equal or exceed 1.0:1.0. Our borrowing availability under the Revolving Loan Agreement is generally limited to up to eighty-five percent (85%) of the value of our accounts receivable that are deemed eligible pursuant to the Revolving Loan

Agreement, plus an overadvance facility equal to an additional 15% of the value of such receivables, but not to exceed $100.0 million. Under certain circumstances, the borrowing capacity of the facility may be expanded to up to $150.0 million. The defined borrowing base as of March 1, 2006 was $88.3 million, net of specified reserves of $5.9 million. As of March 1, 2006, we had borrowed $20.3 million and issued $14.6 million in letters of credit, leaving $53.4 million available to us for additional borrowing. The Revolving Loan Agreement contains customary events of default, such as our failure to make payment of amounts due, defaults under other agreements evidencing indebtedness, certain bankruptcy events and a change of control (as defined in the Revolving Loan Agreement). The agreement also contains customary covenants restricting, among other things, incurrence of indebtedness, liens, payment of dividends, repurchase of stock, acquisitions and dispositions, mergers and investments. We have also agreed to limit our capital expenditures to a maximum of $13.0 million in any six-month period. Failure to comply with a covenant or the occurrence of an event of default could result in the acceleration of payment obligations under the Revolving Loan Agreement.

Acquisitions

     On August 29, 2005, we acquired ProCare, a temporary nurse staffing business, for a total purchase price of $8.3 million, of which $4.2 million was paid in cash at closing and $4.1 million is payable over three years pursuant to two promissory notes. The $8.3 million acquisition cost, including $0.1 million in estimated professional fees, was allocated to the assets acquired and liabilities assumed, based on their fair values of $2.5 million to working capital and $5.9 million to intangible assets. Of the $5.9 million of acquired intangible assets, $0.1 million was assigned to trade names, which is an indefinite-lived intangible asset, and $3.3 million was assigned to customer contracts, which is subject to amortization. The remaining $2.5 million of acquired intangible assets, which represented goodwill, was assigned to the Medical Staffing segment and will be subject to annual impairment tests.

     On December 9, 2005, we acquired Peak, which operated or managed 56 inpatient facilities, in exchange for approximately nine million shares of our common stock. The $164.4 million acquisition cost, which included the fair value of Sun Common Stock issued of $55.6 million and options issued of $0.3 million, $95.7 million of assumed indebtedness and $12.8 million in estimated direct transaction costs, was allocated to the assets acquired and liabilities assumed, based on their fair values of $12.8 million to working capital, $74.6 million to property and equipment, $6.0 million to other long-term assets, $2.8 million to identified intangibles, less $7.7 million to other long-term liabilities. The remaining $75.9 million represented goodwill, which was assigned to the Inpatient Services segment and will be subject to annual impairment tests. The allocation of the purchase price was based on preliminary data and could change when final valuation of certain tangible and intangible assets is obtained.

Assets held for sale

     During the year ended December 31, 2005, we sold one nursing facility for $1.0 million in cash, and land and a building for $0.8 million. On November 4, 2005, we sold Pacific Mobile, our mobile and radiology services operations located in Arizona and Colorado.

     In July 2003, we sold the assets of our pharmaceutical services operations to Omnicare, Inc. for $90.0 million. Of the $90.0 million, we received cash proceeds of $75.0 million at closing while $15.0 million was not scheduled to be paid until 2005. Of the $15.0 million, $7.7 million of the hold back was received in September 2005. Payment of the remainder of the hold back is pending the completion of a net asset adjustment reconciliation satisfactory to both parties to the transaction. The reconciliation, which is not directly related to the hold back consideration, and for which provision has previously been made, is expected to be completed during the first quarter of 2006.

     As of December 31, 2005, assets held for sale consisted of two undeveloped parcels of land collectively valued at $1.9 million. We expect to sell them in 2006.

     SunPlus Home Health Services, Inc. ("SunPlus"), subsidiary which provides skilled home healthcare, non-skilled home care, as well as home pharmacy service in California and Ohio, is to be sold on December 1, 2006 for $19.5 million in gross proceeds. The home health services operations were reclassified as of September 30, 2006 to assets and liabilities held for sale. Pursuant to SFAS No. 144, their net revenue and net operating income has been reclassified to discontinued operations for all periods presented.

Debt

     As part of the Peak acquisition, we assumed indebtedness of $84.9 million and repaid another $10.8 million of debt through borrowings under our Revolving Loan Agreement.

     As part of the ProCare acquisition in August 2005, we issued $4.1 million in promissory notes payable over three years. As of March 1, 2006, $1.7 million remains outstanding.

     Of the $66.9 million current portion of long-term debt, $45.8 million represents debt which we expect to refinance during 2006, of which Clipper represents $34.4 million. A capital lease of $11.2 million, which was acquired in the Peak acquisition and is presented as a current liability, is expected to be converted to an operating lease during the year and accounted for as a sale/leaseback, and no principal payment is anticipated.

     During August 2005, we refinanced three mortgages that were due in 2005 with CapitalSource Finance for $11.0 million. These loans bear interest at 8.5%, mature in five years, require monthly principal and interest payments and are secured by the real property of the nursing facilities.

     On February 28, 2002, we delivered a promissory note to the federal government as part of our settlement agreement pursuant to our Plan of Reorganization. The remaining payment due under the promissory note is $3.0 million on February 28, 2007. Interest under the promissory note is based upon the weekly average one-year constant maturity treasury yield. The effective interest rate as of December 31, 2005 was 2.24%.

     As part of the PIFJ as described under Item 3 - "Legal Proceedings," we agreed to pay $2.5 million in quarterly payments commencing October 2005 and terminating July 2007.

Capital expenditures

     We incurred total net capital expenditures related to improvements at facilities, as reflected in the segment reporting, of $17.4 million, $12.9 million and $16.6 million for the years ended December 31, 2005, 2004 and 2003, respectively. There were no significant capital expenditures for divested facilities for the year ended December 31, 2005. We had construction commitments as of December 31, 2005 under various contracts of $3.3 million related to improvements at facilities. We expect to incur approximately $24.0 million in capital expenditures during 2006, related primarily to improvements at existing facilities and information system upgrades.

Other

     We continue to resolve bankruptcy claims for periods prior to October 14, 1999 that were filed by various State Medicaid agencies. As of December 31, 2005, we expect to pay $2.5 million to the State Medicaid agencies to resolve these claims. The payments are expected to be made partly in cash, partly with promissory notes and potentially netted against reimbursements payable to us.

Obligations and Commitments

     The following table provides information about our contractual obligations and commitments in future years as of December 31, 2005 (in thousands):

	Payments Due by Period
							After
	Total	2006	2007	2008	2009	2010	2010
Contractual Obligations:
Debt (1)(2)	$200,547	$60,011	$26,018	$25,743	$14,516	$25,928	$48,331
Capital lease (3)	12,401	12,401	-	-	-	-	-
Construction commitments	3,277	3,277	-	-	-	-	-
Purchase obligations	123,200	42,000	42,000	29,200	10,000	-	-
Operating leases	417,978	66,160	62,622	56,940	54,344	50,921	126,991
Other long-term liabilities (4)	9,747	404	2,036	2,036	2,036	3,235	-

Total	$767,150	$184,253	$132,676	$113,919	$80,896	$80,084	$175,322

	Amount of Commitment Expiration Per Period
	Total
	Amounts						After
	Committed	2006	2007	2008	2009	2010	2010
Other Commercial Commitments:
Letters of credit	$15,660	$15,660	$-	$-	$-	$-	$-

Total	$15,660	$15,660	$-	$-	$-	$-	$-

(1)	Includes total interest on debt of $14.4 million based on contractual rates, of which $3.2 million is attributed to variable interest rates determined using the weighted-average method.
(2)
Includes $54.1 million of debt related to Clipper, of which $3.9 million is interest. We expect that $34.4 million, which is classified as current debt, will be refinanced during 2006. (See "Note 10 - Variable Interest Entities.")

(3)	Includes interest of $1.2 million.
(4)
We entered into an agreement that granted us options, exercisable sequentially over a period of seven years, pursuant to which we can acquire up to 100 percent of the ownership of nine entities for an aggregate remaining amount of $9.7 million, of which $0.4 million is recorded in other accrued liabilities in our consolidated balance sheet. The agreement also provides the owners of those entities the right to require us to purchase those ownership interests at the above described times and option prices. (See "Note 10 - Variable Interest Entities.")

Critical Accounting Estimates

     Our discussion and analysis of the financial condition and results of operations are based upon the consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the use of estimates and judgments that affect the reported amounts and related disclosures of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ materially from these estimates. We believe the following critical accounting policies, among others, affect the more significant judgments and estimates used in the preparation of the consolidated financial statements.

     Net revenues. Net revenues consist of long-term and subacute care revenues, rehabilitation therapy revenues, medical staffing services revenues, home health revenues and laboratory and radiology revenues. Net revenues are recognized as services are provided. Revenues are recorded net of provisions for discount arrangements with commercial payors and contractual allowances with third-party payors, primarily Medicare and Medicaid. Net revenues realizable under third-party payor agreements are subject to change due to examination and retroactive adjustment. Estimated third-party payor settlements are recorded in the period the related services are rendered. The methods of making such estimates are reviewed periodically, and differences between the net amounts accrued and subsequent settlements or estimates of expected settlements are reflected in current results of operations, when determined.

     Accounts receivable and related allowance. Our accounts receivable relate to services provided by our various operating divisions to a variety of payors and customers. The primary payors for services provided in long-term and subacute care facilities that we operate are the Medicare program and the various state Medicaid programs. The rehabilitation therapy service operations provide services to patients in nonaffiliated long-term, rehabilitation and acute care facilities. The billings for those services are submitted to the nonaffiliated facilities. Many of the nonaffiliated long-term care facilities receive a large majority of their revenues from the Medicare program and the state Medicaid programs.

     Estimated provisions for doubtful accounts are recorded each period as an expense to the consolidated statements of operations. In evaluating the collectibility of accounts receivable, we consider a number of factors, including the age of the accounts, changes in collection patterns, the financial condition of our customers, the composition of patient accounts by payor type, the status of ongoing disputes with third-party payors and general industry conditions. Any changes in these factors or in the actual collections of accounts receivable in subsequent periods may require changes in the estimated provision for loss. Changes in these estimates are charged or credited to the results of operations in the period of the change.

     The allowance for uncollectible accounts related to facilities that we currently operate is computed by applying a bad debt percentage to the individual accounts receivable aging categories based on historical collections. An adjustment is then recorded each month to adjust the allowance based on this procedure. In addition, a retrospective collection analysis is performed within each operating company to test the adequacy of the reserve on a semi-annual basis.

     The allowance for uncollectible accounts related to facilities that we have divested was based on a percentage of outstanding accounts receivable at the time of divestiture and was recorded in gain or loss on disposal of discontinued operations, net. As collections are recognized, the allowance is adjusted as appropriate. Due to favorable collections, $0.2 million and $6.5 million of the reserve was recovered during the years ended December 31, 2005 and 2004, respectively. As of December 31, 2005, accounts receivable for divested operations were fully reserved.

     Insurance. We self-insure for certain insurable risks, including general and professional liability, workers' compensation liability and employee health insurance liability through the use of self-insurance or retrospective and self-funded insurance policies and other hybrid policies, which vary by the states in which we operate. There is a risk that amounts funded to our self-insurance programs may not be sufficient to respond to all claims asserted under those programs. Provisions for estimated reserves, including incurred but not reported losses, are provided in the period of the related coverage. An independent actuarial analysis is prepared twice a year to determine the adequacy of the self-insurance obligations booked as liabilities on our financial statement. The methods of making such estimates and establishing the resulting reserves are reviewed periodically and are based on historical paid claims information and nationwide nursing home trends. Any adjustments resulting there from are reflected in current earnings. Claims are paid over varying periods, and future payments may be different than the estimated reserves.

     The most recent workers' compensation actuarial analysis completed in December 2005 by our independent actuaries reflected an overall improvement in worker’s compensation liability cost trends for the current policy year. We have recorded reserves of $56.1 million and $62.8 million as of December 31, 2005 and 2004, respectively. We estimated our range of exposure at December 31, 2005 was $50.5 million to $61.7 million. Effective with the policy period beginning January 1, 2002, we discount our workers' compensation reserves based on a 4% discount rate. At December 31, 2005, the discounting of these policy periods resulted in a reduction to our reserves of $11.6 million. Based on the results of the actuarial analyses completed in June and December 2005, we adjusted our reserves between continuing operations and discontinued operations, recording increases of $0.9 million related to continuing operations for incidents in prior years, and of $1.0 million related to discontinued operations for incidents in prior years. Based on the results of the actuarial analyses completed in 2004, we recorded a net pre-tax charge of $0.2 million for the year ended December 31, 2004 related to a slight degradation in claim trends primarily for prior year policies for discontinued operations for workers' compensation liability costs.

     The most recent actuarial analysis completed in December 2005 by our independent actuaries reflected an improvement in patient care liability cost trends for the 2002 and 2003 policy years. We have recorded reserves of $86.5 million and $104.7 million as of December 31, 2005 and 2004, respectively. We estimated our range of exposure at December 31, 2005 was $77.8 million to $95.1 million. Based on the results of the actuarial analyses completed in June and December 2005, we reduced our reserves by $23.2 million, of which $7.7 million was related to continuing operations for incidents in prior years, and $15.5 million related to discontinued operations for incidents in prior years. Based on the results of the actuarial analyses completed in 2004, we recorded a net pre-tax credit of $17.9 million for the year ended December 31, 2004 related to improvement in claim trends primarily for prior year policies for patient care liability costs.

Impairment of assets.

Goodwill and Accounting for Business Combinations

     Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired companies. Our goodwill included in our consolidated balance sheets as of December 31, 2005 and 2004 was $81.3 million and $0.4 million, respectively. The increase in our goodwill during 2005 was primarily the result of the Peak business combination in the Inpatient Services segment and three acquisitions in our Medical Staffing segment.

     Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS No. 142") established new rules on the accounting for goodwill and other intangible assets. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized; however, they are subject to annual impairment tests as prescribed by the statement. Intangible assets with definite lives continue to be amortized over their estimated useful lives.

     The purchase price of acquisitions is allocated to the assets acquired and liabilities assumed based upon their respective fair values and subject to change during the twelve month period subsequent to the acquisition date. We engage independent third-party valuation firms to assist us in determining the fair values of assets acquired and liabilities assumed. Such valuations require us to make significant estimates and assumptions, including projections of future events and operating performance.

     Pursuant to SFAS No. 142, we perform our annual goodwill impairment analysis during the fourth quarter for each reporting unit that constitutes a business for which discrete financial information is produced and reviewed by operating segment management. We determine impairment by comparing the net assets of each reporting unit to their respective fair values. We determine the estimated fair value of each reporting unit using a discounted cash flow analysis. In the event a unit's net assets exceed its fair value, an implied fair value of goodwill must be determined by assigning the unit's fair value to each asset and liability of the unit. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. An impairment loss is measured by the difference between the goodwill carrying value and the implied fair value. We did not record a goodwill impairment for the years ended December 31, 2005, 2004 or 2003.

Indefinite life intangibles

     Pursuant to SFAS No. 142, we evaluate the recoverability of our indefinite life intangibles, which are principally trademarks, by comparing the asset's respective carrying value to estimates of fair value. We determine the estimated fair value of these intangible assets through a discounted cash flow analysis. We internally prepared an impairment analysis using discounted cash flows in order to estimate the fair value of Indefinite Life Intangibles. We did not record an impairment to our Indefinite Life Intangibles for the years ended December 31, 2005, 2004 or 2003.

Finite life intangibles

     Pursuant to SFAS No. 142, we evaluate the recoverability of our finite life intangibles by comparing an asset's respective carrying value to estimates of undiscounted cash flows over the life of the intangible. If the carrying value of the asset exceeded the undiscounted cash flows, an impairment loss was measured by comparing the estimated fair value of the asset, based on discounted cash flows, to its carrying value. We did not record an impairment to our Finite Life Intangibles for the years ended December 31, 2005 or 2004. We did record an impairment of $0.5 million for the year ended December 31, 2003 within our Inpatient Services segment.

Long-lived assets

     The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS No. 144"), which addresses financial accounting and reporting for the impairment of long-lived assets (other than goodwill and indefinite lived intangibles) and for long-lived assets to be disposed of. SFAS No. 144 requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the estimated undiscounted cash flows are not sufficient to recover the assets' carrying amounts at each facility. The impairment loss is measured by comparing the estimated fair value of the asset, usually based on discounted cash flows, to its carrying amount. In accordance with SFAS No. 144, we assess the need for an impairment write-down when such indicators of impairment are present.

     2005.  During the year ended December 31, 2005, we did not record an impairment.

     2004.  During the year ended December 31, 2004, we recorded pretax charges totaling $1.0 million for asset impairments. The asset impairment charges related to a $1.0 million write-down of property and equipment in our Inpatient Services segment for certain nursing facilities whose book value exceeded estimated fair value when tested for impairment.

     2003.  During the year ended December 31, 2003, we recorded pretax charges totaling $2.3 million for asset impairments. The asset impairment charges consisted of a $2.3 million write-down of property and equipment in our Inpatient Services segment for certain nursing facilities whose book value exceeded estimated fair value when tested for impairment.

Recent Accounting Pronouncements

     On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. Pro forma disclosure is no longer an alternative.

     We adopted Statement 123(R) using the modified-prospective method on January 1, 2006, in which compensation cost is recognized beginning with the effective date (a) based on the requirements of Statement 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of Statement 123 for all awards granted to employees prior to the effective date of Statement 123(R) that remain unvested on the effective date. Based on the estimated value of current unvested stock options, we expect wages and related expenses to increase $0.9 million for the year ending December 31, 2006, beginning January 1, 2006.

Item 7A.  Quantitative and Qualitative Disclosures About Market Risk

     We are exposed to market risk because we hold debt that is sensitive to changes in interest rates. We manage our interest rate risk exposure by maintaining a mix of fixed and variable rates for debt. The following table provides information regarding our market sensitive financial instruments and constitutes a forward-looking statement.

								Fair Value	Fair Value
	Expected Maturity Dates							December 31,	December 31,
	2006	2007	2008	2009	2010	Thereafter	Total	2005(1)(2)	2004(2)
	(Dollars in thousands)
Fixed rate debt (3)	$ 55,036	$ 6,714	$ 23,382	$ 3,349	$ 23,658	$ 45,225	$157,364	$ 147,783	$ 54,497
Rate	8.8%	5.5%	7.8%	8.4%	9.5%	6.8%
Variable rate debt	$ 11,820	$ 17,442	$ 512	$ 10,154	$ 14	$ 52	$ 39,994	$ 35,185	$ 12,990
Rate	7.7%	8.6%	6.5%	7.2%	5.5%	5.5%

(1)	Total debt increased by $95.7 million in connection with the Peak acquisition.

(2)	The fair value of fixed and variable rate debt were determined based on the current rates offered for debt with similar risks and maturities.

(3)
Fixed rate long-term debt includes $50.2 million related to the consolidation of Clipper as of December 31, 2005 and $51.0 million as of December 31, 2004. (See "Note 10 - Variable Interest Entities.")